SWIFT ENERGY COMPANY
N E W S

COMPANY CONTACT
Paul Vincent
Manager of Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES FIRST QUARTER 2008 RESULTS:

88% INCREASE IN EARNINGS  FROM CONTINUING OPERATIONS TO $49.8 MILLION, OR $1.61 PER DILUTED SHARE;

62% INCREASE IN CASH FLOW* FROM CONTINUING OPERATIONS TO $136.3 MILLION, OR $4.41 PER DILUTED SHARE

HOUSTON, May 8, 2008 – Swift Energy Company (NYSE: SFY) announced today that its income from continuing operations for the first quarter of 2008 increased 88% to $49.8 million, or $1.61 per diluted share, compared to $26.4 million of income from continuing operations earned in the first quarter of  2007, or $0.87 per diluted share.  Adjusted cash flow from continuing operations (*cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to the GAAP measure) for the first quarter of 2008 increased 62% to $136.3 million, or $4.41 per diluted share, compared to $84.2 million of adjusted cash flow, or $2.76 per diluted share, for the same period of 2007

Swift Energy produced 2.57 million barrels of oil equivalent (“MMBoe”) from continuing operations (domestically) during the first quarter of 2008, which is a 1% increase compared to first quarter 2007 production of 2.53 MMBoe from continuing operations.

Terry Swift, CEO of Swift Energy, commented, “Against a backdrop of historically high crude oil and natural gas prices, Swift Energy has continued to drill significant wells across all of our operating areas, completed construction of the Lake Washington Westside Facility and tied in additional natural gas takeaway capacity in Bay de Chene.  Given the exceptional external environment and current and anticipated operating results, we are increasing Swift Energy’s 2008 estimated capital outlays from $425-$475 million to $475-$525 million.  This increase in spending will fund increased activity in both South Louisiana and South Texas.  Swift Energy currently has the most extensive opportunity set in its 28-year history, and we are very fortunate to have such an exceptional group of people developing these opportunities.”

Revenues and Expenses

Total revenues from continuing operations for the first quarter of 2008 increased 53% to $199.0 million from the $130.1 million from continuing operations generated in the first quarter of 2007, primarily attributable to higher commodity prices.

Depreciation, depletion and amortization expense (“DD&A”) of $20.43 per barrel of oil equivalent (“Boe”) in the first quarter 2008 increased from $16.46 per Boe of DD&A in the comparable period in 2007 primarily as a result of an increased depletable base, partially offset by higher reserves.

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SWIFT/2

Lease operating expenses, before severance and ad valorem taxes, were $10.28 per Boe in the first quarter 2008, an increase of 66% compared to $6.20 per Boe in the first quarter of 2007.  The increase in lease operating expenses was predominately due to higher than projected workover expenses in Lake Washington and higher gas processing costs associated with additional volumes from the Cotulla acquisition.  Also, severance and ad valorem taxes were up appreciably to $8.61 per Boe from $6.33 per Boe in the comparable period due to higher realized commodity prices.

General and administrative expenses associated with increased staffing levels rose to $3.86 per Boe during the first quarter 2008 from $2.99 per Boe in the same period in 2007.  Interest expense per Boe increased 27% to $3.38 per Boe in the first quarter 2008 compared to $2.66 per Boe for the same period in 2007 due to increased bank debt and lower capitalized interest.

Production & Pricing

Swift Energy’s first quarter 2008 production from continuing operations of 2.57 MMBoe represents a 1% increase over comparable production from continuing operations in the same period in 2007 and an 8% decrease compared to the fourth quarter of 2007 continuing operations. Year over year first quarter production benefited from the recent acquisition of three fields in South Texas, which resulted in approximately twice as much production from this region compared to first quarter 2007 levels.  The decrease in production from fourth quarter 2007 to first quarter 2008 was anticipated and caused by a combination of natural declines in production as our wells in Lake Washington mature and a reduction of the production of several wells in the Newport area in our Lake Washington field to preserve reservoir pressure in advance of a pressure maintenance program.  This pressure maintenance program has commenced with the recent start-up of the Westside facility and is expected to take several months to bring about a production response.

The Company realized an aggregate average price of $77.80 per Boe for its continuing operations, an increase of 51% from the $51.38 average price received in the first quarter of 2007.  In the first quarter of 2008, average crude oil prices increased 72% to $99.43 per barrel from $57.87 per barrel realized in the same period in 2007.  For the same periods, average natural gas prices were $7.97 per thousand cubic feet (“Mcf”), an increase of 35% from the $5.92 per Mcf domestic average realized a year earlier.  Prices for natural gas liquids (“NGL”) averaged $59.80 per barrel in the first quarter for a 50% increase over first quarter 2007 NGL prices of $39.90 per barrel.

Operations Update

Swift Energy completed 35 of 36 wells in the first quarter of 2008.  This included 34 of 35 successful development wells for a success rate of 97% for the first quarter of 2008 and 1 exploration well that is under evaluation.

In the Company’s Lake Washington Core Area in South Louisiana, 3 development wells were drilled in the Lake Washington Field in Plaquemines Parish and 1 development well was drilled in the Bay de Chene Field in Jefferson and Lafourche Parishes.  We currently have 5 barge rigs contracted in this area, 4 are operating in Lake Washington with 1 operating in Bay de Chene.  One of the rigs currently in Lake Washington will be released for repairs in the second quarter while 2 barge rigs are expected to be added at Lake Washington during the third quarter.

Swift Energy has recently commissioned its Westside Facility in Lake Washington and placed it on production.  Oil production is now flowing through these facilities, and production from the field will be optimized through the four production facilities over the next 30 to 60 days.  Since the beginning

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SWIFT/3

of 2008, Swift Energy has finished drilling 9 wells in Lake Washington that have encountered true vertical net pay ranging from 54 feet up to 423 feet.  The wells have ranged in depth from 5,672 feet to 17,005 feet.  One of these wells has been completed, and the remaining 8 wells will be completed and brought on production over the next several weeks.  In Bay de Chene, the previously announced increase in export capacity has been recently completed, positioning the Company to increase production in this area during the remainder of 2008.  The BDC UB #150 well, which was drilled to 9,600 feet, encountered 60 feet of true vertical net pay and is scheduled to be completed and placed on production this quarter.

In the Lafayette South Core Area, also in South Louisiana, 1 development well was drilled in the Jeanerette Field, and 1 non-operated development well was drilled in the Horseshoe Bayou Field, each located in St. Mary Parish. This latter well was drilled to 17,458 feet and encountered approximately 155 feet of true vertical net pay. It was recently completed and is currently producing at 30 million cubic feet equivalent per day with flowing tubing pressure above 10,000 psi.  Swift has a 21% working interest and 18% net revenue interest in this well.  In the Cote Blanche Island area in St. Mary Parish, Swift Energy drilled 1 exploration well, which is currently being evaluated.

In the Lafayette North Core Area (formerly referred to as Toledo Bend) Swift Energy completed 4 development wells in South Bearhead Creek in Beauregard Parish, Louisiana and drilled 1 well in the Masters Creek area in Vernon and Rapides Parishes.  The Masters Creek well was plugged & abandoned after encountering mechanical difficulties prior to reaching the objective horizon.

In the South Texas Core Area, the Company completed 13 development wells in its Cotulla area in La Salle, Dimmit and Webb Counties, Texas and 11 development wells targeting the Olmos sand in its AWP area in McMullen County, Texas.  Additionally, the Company recently acquired deep drilling rights in the AWP Field over approximately 11,000 acres below the Olmos sand and plans to drill an Edwards test in 2008.

Update on Discontinued Operations

During the first quarter, Swift Energy Company incurred a $1.5 million or $0.05 per diluted share loss from discontinued operations, which includes a $2.1 million non-cash asset write down.  The sale of the majority of Swift Energy New Zealand’s assets is awaiting certain regulatory approvals and is expected to close in the next several weeks with proceeds of approximately $80 million to $85 million due the Company, which will be used to pay down existing bank debt.  As recently announced Swift Energy New Zealand has reached an agreement to sell its remaining assets for $15 million, which will result in a $12.8 million non-cash gain upon closing.  Closing of both of these transactions is expected to occur within the next few months.

Borrowing Base

After a regular semi-annual review of its $500 million facility by its bank group, Swift Energy’s borrowing base was affirmed at $400 million effective May 1, 2008. The Company is continuing to maintain its commitment amount at $350 million. Under the terms of its credit facility, the Company can increase the commitment amount up to the total amount of the borrowing base at its discretion.

Price Risk Management

Swift Energy has purchased natural gas floors that cover approximately 45% to 50% of its currently expected second quarter 2008 domestic natural gas production at an average NYMEX strike price of $7.68 per MMBtu.  Additionally, natural gas floors have been purchased for the third quarter 2008 covering approximately 30% to 35% of that quarter’s estimated domestic natural gas production.

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SWIFT/4

These third quarter floors have an average NYMEX strike price of $8.71 per MMBtu. The Company has also purchased floors at a $93.55 average NYMEX strike price covering 40% to 45% of its third quarter crude oil production. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, May 8, at 9:00 a.m. CDT to discuss first quarter 2008 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on May 8 until May 15, by dialing 706-645-9291 and using Conference ID # 39919102.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

Annual Shareholder Meeting

Swift Energy’s Annual Meeting of Shareholders will be held at 4:00 p.m. CDT on Tuesday, May 13, 2008, at the Wyndham Greenspoint Hotel in the Wedgewood Ballroom on the second floor, 12400 Greenspoint Drive, Houston Texas 77060. The public is invited to attend to hear management’s discussion of 2008 opportunities and operating environment.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 28-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the availability of labor, services, supplies and facility capacity, results of exploratory and development drilling, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

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SWIFT/5

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended
	March 31,
	2008	2007	Percent Change
Revenues:
Oil & Gas Sales	$199,973	$130,222	54%
Other	(1,013)	(143)	NM %
Total Revenue	$198,960	$130,079	53%

Income From Continuing Operations	$49,835	$26,445	88%
Basic EPS – Continuing Operations	$1.64	$0.89	85%
Diluted EPS – Continuing Operations	$1.61	$0.87	86%
Net Cash Provided By Operating Activities – Continuing Operations	$139,690	$78,575	78%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$4.52	$2.58	75%
Cash Flow Before Working Capital Changes(1) (non-GAAP measure) – Continuing Operations	$136,252	$84,206	62%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$4.41	$2.76	60%
Weighted Average Shares Outstanding (Diluted)	30,925	30,497	(1)%

EBITDA(1) (non-GAAP measure)	$140,480	$90,726	55%

Production (MBoe) – Continuing Operations:	2,570	2,534	1%

Realized Price ($/Boe) – Continuing Operations:	$77.80	$51.38	51%

(1)
See reconciliation on page 6.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

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SWIFT/6

Reconciliation of GAAP (a) to non-GAAP Measures
 (Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007
INCOME TO EBITDA RECONCILIATIONS:

Income from Continuing Operations	$49,835	$26,445	88%
Provision for Income Taxes	29,007	15,472
Interest Expense, Net	8,690	6,746
Depreciation, Depletion & Amortization & ARO (b)	52,948	42,063
EBITDA	$140,480	$90,726	55%

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007
CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities – Continuing Operations	$139,690	$78,575	78%
Increases and Decreases In:
Accounts Receivable	(2,272)	(586)
Accounts Payable and Accrued Liabilities	950	7,261
Income Taxes Payable	(579)	884
Accrued Interest	(1,537)	(1,928)
Cash Flow Before Working Capital Changes – Continuing Operations	$136,252	$84,206	62%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

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SWIFT/7

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of March 31, 2008	As of December 31, 2007

Assets: Current Assets:
Cash and Cash Equivalents	$10,156	$5,623
Other Current Assets	99,325	97,778
Current Assets Held for Sale	93,446	96,549
Total Current Assets	202,927	199,950

Oil and Gas Properties	2,860,504	2,717,112
Other Fixed Assets	33,349	33,064
Less-Accumulated DD&A	(1,042,913)	(989,981)
	1,850,940	1,760,195
Other Assets	8,559	8,906
	$2,062,426	$1,969,051

Liabilities:
Current Liabilities	$165,699	$202,095
Current Liabilities Associated with Assets Held for Sale	8,164	8,066
Long-Term Debt	623,400	587,000
Deferred Income Taxes	337,620	302,303
Asset Retirement Obligation	32,372	31,066
Other Long-term Liabilities	2,407	2,467
Stockholders’ Equity	892,764	836,054
	$2,062,426	$1,969,051

Note: Items may not total due to rounding

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SWIFT/8

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Three Months Ended
	Mar. 31, 2008	Per Boe	Mar. 31, 2007	Per Boe

Revenues:
Oil & Gas Sales	$199,973	$77.81	$130,222	$51.39
Other Revenue	(1,013)	(0.39)	(143)	(0.06)
	198,960	77.42	130,079	51.33

Costs and Expenses:
General and Administrative, net	9,919	3.86	7,589	2.99
Depreciation, Depletion & Amortization	52,494	20.43	41,722	16.46
Accretion of Asset Retirement Obligation (ARO)	454	0.18	341	0.13
Lease Operating Costs	26,425	10.28	15,714	6.20
Severance & Other Taxes	22,136	8.61	16,050	6.33
Interest Expense, Net	8,690	3.38	6,746	2.66

Total Costs & Expenses	$120,118	$46.74	$88,162	$34.79

Income from Continuing Operations Before Income Taxes	78,842	30.68	41,917	16.54
Provision for Income Taxes	29,007	11.29	15,472	6.11
Income from Continuing Operations	$49,835	$19.39	$26,445	$10.44
Income (Loss) from Discontinued Operations, Net of Taxes	(1,474)	NM	1,143	NM
Net Income	$48,361	NM	$27,588	NM

Additional Information:
Capital Expenditures	$176,402		$110,340
Capitalized Geological & Geophysical	$6,411		$6,371
Capitalized Interest Expense	$1,961		$2,505
Deferred Income Tax	$28,428		$15,446

Note: Items may not total due to rounding

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SWIFT/9

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)
	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007
Cash Flows From Operating Activities:
Net Income	$48,361	$27,588
Plus (Income) Loss From Discontinued Operations, Net of Taxes	1,474	(1,143)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	52,494	41,722
Accretion of Asset Retirement Obligation (ARO)	454	341
Deferred Income Taxes	28,428	15,446
Stock Based Compensation Expense	2,632	2,431
Other	2,409	(2,179)
Change in Assets and Liabilities -
Decrease in Accounts Receivable	2,272	586
Decrease in Accounts Payable and Accrued Liabilities	(950)	(7,261)
Increase/(Decrease) in Income Taxes Payable	579	(884)
Increase in Accrued Interest	1,537	1,928
Cash Provided by Operating Activities – Continuing Operations	139,690	78,575
Cash Provided by Operating Activities – Discontinued Operations	2,822	7,392
Net Cash Provided by Operating Activities	142,512	85,967

Cash Flows From Investing Activities:
Additions to Property and Equipment	(176,402)	(110,340)
Proceeds from the Sale of Property and Equipment	79	89
Net Cash Received as Operator of Partnerships and Joint Ventures	---	467
Cash Used in Investing Activities – Continuing Operations	(176,323)	(109,784)
Cash Used in Investing Activities – Discontinued Operations	(1,023)	(6,979)
Net Cash Used in Investing Activities	(177,346)	(116,763)

Cash Flows From Financing Activities:
Net Proceeds From of Bank Borrowings	36,400	32,600
Net Proceeds From Issuance of Common Stock	3,887	1,029
Excess Tax Benefits From Stock-Based Awards	467	---
Purchase of Treasury Shares	(1,387)	(928)
Cash Provided by Financing Activities – Continuing Operations	39,367	32,701
Cash Provided by Financing Activities – Discontinued Operations	---	---
Net Cash Provided by Financing Activities	39,367	32,701
Net Increase in Cash and Cash Equivalents	4,533	1,905

Cash and Cash Equivalents at the Beginning of the Period	5,623	1,058
Cash and Cash Equivalents at the End of the Period	$10,156	$2,963

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SWIFT/10

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION(1)
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	Mar. 31, 2008	Dec. 31, 2007	Percent Change	Mar. 31, 2007	Percent Change

Domestic Production :
Oil & Natural Gas Equivalent (MBoe)	2,570	2,791	(8)%	2,534	1%
Natural Gas (Bcf)	5.01	5.14	(3)%	3.77	33%
Crude Oil (MBbl)	1,420	1,617	(12)%	1,773	(20)%
NGL (MBbl)	316	318	(1)%	133	138%

Domestic Average Prices:
Combined Oil & Natural Gas ($/Boe)	$77.80	$70.33	11%	$51.38	51%
Natural Gas ($/Mcf)	$7.97	$6.62	20%	$5.92	35%
Crude Oil ($/Bbl)	$99.43	$89.23	11%	$57.87	72%
NGL ($/Bbl)	$59.80	$56.65	6%	$39.90	50%

(1)	Does not include production and pricing information for our New Zealand activities, which have been included in discontinued operations in our financial statements.

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SWIFT/11

SWIFT ENERGY COMPANY
FIRST QUARTER AND FULL YEAR 2008
GUIDANCE ESTIMATES

	Actual For First Quarter 2008		Guidance For Second Quarter 2008			Guidance For Full Year 2008

Production Volumes (MMBoe)		2.57	2.58	-	2.73	11.66	-	12.25

Production Mix:
Natural Gas (Bcf)		5.01	5.4	-	5.7	22.9	-	24.1
Crude Oil (MMBbl)		1.42	1.39	-	1.47	6.49	-	6.82
Natural Gas Liquids (MMBbl)		0.316	0.286	-	0.304	1.30	-	1.40
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)		$(0.06)	($0.60)	-	($1.00)	($0.50)	-	($1.25)
Crude Oil (per Bbl)
NYMEX differential (Note 3)		$1.61	($1.25)	-	($2.25)	($1.00)	-	($3.00)
NGL (per Bbl)
Percent of NYMEX Crude		61%	50%	-	65%	50%	-	65%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)		$10.28	$9.00	-	$9.50	$8.00	-	$9.00
Severance & Ad Valorem Taxes (as % of Revenue dollars)		11.1%	11.0%	-	12.0%	10.5%	-	12.0%
Other Costs:
G&A per Boe		$3.86	$3.55	-	$4.15	$3.75	-	$4.25
Interest Expense per Boe		$3.38	$2.80	-	$3.00	$2.50	-	$2.75
DD&A per Boe		$20.43	$20.00	-	$20.75	$21.00	-	$22.50
Supplemental Information:
Capital Expenditures
Operations		$168,030	$135,000	-	$150,000	$443,500	-	$494,500
Acquisition/Dispositions, net	$	---	$0	-	($1,000)	($5,000)	-	($10,000)
Capitalized G&G (Note 4)		$6,411	$7,100	-	$7,500	$28,000	-	$30,500
Capitalized Interest		$1,961	$2,000	-	$2,300	$8,500	-	$10,000
Total Capital Expenditures		$176,402	$144,100	-	$158,800	$475,000	-	$525,000

Basic Weighted Average Shares		30,347	30,400	-	30,700	30,400	-	30,900
Diluted Computation:
Weighted Average Shares		30,925	30,900	-	32,000	31,000	-	32,000

Effective Tax Rate (Note 5)		36.8%	36.0%	-	37.0%	36.0%	-	37.0%
Deferred Tax Percentage		97.0%	90%	-	95%	70%	-	80%

Note 1:	Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 5:	Effective Tax rate guidance is based off of NYMEX strip pricing

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves, availability of labor, services and supplies, hurricanes or tropical storms disrupting operations, and volatility in oil or gas prices.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.